EXHIBIT 10.2

INTERLINE BRANDS, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

     THIS AGREEMENT is entered into as of the 13th day of June, 2011 (the “Effective Date”) by and between INTERLINE BRANDS, INC., a Delaware corporation (the “Company”), and John M. McDonald (“Executive”).

W I T N E S S E T H

     WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

     WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

     WHEREAS, the Compensation Committee of the “Board” (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to Executive’s duties in the event of any threat or occurrence of a “Change in Control” (as defined in Section 1) of the Company; and

     WHEREAS, the Compensation Committee, at a meeting held on the 6th day of May, 2011, has authorized the Company to enter into this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

     (a) “Affiliate” means, with respect to a specified person, a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Bonus Amount” means (i) the average of the annual bonus

earned by Executive from the Company (or its Affiliates) in respect of the last three (3) completed fiscal years of the Company or such lesser number of fiscal years for which Executive was employed by the Company and eligible to earn an annual bonus from the Company immediately preceding Executive’s Date of Termination (annualized in the event Executive was not employed by the Company (or its Affiliates) for the whole of any such fiscal year), or (ii) if the Date of Termination occurs before Executive has been employed for a full fiscal year, and before the date Company pays Executive Executive’s annual bonus for the fiscal year in which Executive’s employment commenced,

Executive’s target annual bonus for the fiscal year of the Company which includes Executive’s Date of Termination.

     (d) “Cause” means (i) Executive’s conviction of, or pleading nolo contendere to, a felony, (ii) Executive’s gross neglect of Executive’s duties to the Company, (iii) Executive’s willful misconduct in connection with the performance of Executive’s duties to the Company, which results in material and demonstrable damage to the Company or (iv) Executive’s failure to follow the lawful directions of the Board, consistent with Executive’s position with the Company; provided, however that Executive shall not be deemed to have been terminated for Cause unless (A) written notice has been delivered to Executive setting forth the reasons for the Company's intention to terminate Executive for Cause and (B) a period of 14 days has elapsed since delivery of such notice and, in the case of clauses (ii) and (iv) above, Executive has failed to cure the circumstances claimed to constitute Cause within such 14-day period. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of any other officer of the Company senior to Executive) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii), (iii), or (iv) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following knowledge of any member of the Board other than Executive (if applicable) of its existence or such event shall not constitute Cause under this Agreement.

     (e) “Change in Control” means any of the following: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Affiliate or any employee benefit plan (or any related trust) of the Company or an Affiliate of the Company), (a “Person”) becomes after the date hereof the beneficial owner of 50% or more of either the then outstanding Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors; (ii) during any 24-month period individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act); (iii) the consummation of a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, in substantially the same proportion as their ownership, immediately before such merger, reorganization or consolidation, directly or indirectly, more than 50% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors; or (iv) the approval by shareholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company (other than to an Affiliate of the Company), or (B) the liquidation or dissolution of the Company. Moreover, in the event that payments hereunder would otherwise be considered “deferred compensation” subject to Section 409A, a Change in Control shall not be deemed to occur unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

     Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 50% of the then outstanding Stock as a result of the acquisition of the Stock by the Company which reduces the number of shares of Stock outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Stock that increases the percentage of outstanding Stock beneficially owned by such person, a Change in Control of the Company shall then occur.

     (f) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code shall include references to successor provisions.

     (g) “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 13 or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

     (h) “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness.

     (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the Exchange Act shall include references to successor provisions.

     (j) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

     (i) any (A) change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties or responsibilities with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (j) or (B) material and adverse change in Executive’s titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

     (ii) a material breach of an employment agreement to which Executive and the Company are parties;

     (iii) a reduction by the Company in Executive’s rate of annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

     (iv) any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from the office where Executive is located at the time of the Change in Control, if such relocation increases Executive’s commute by more than twenty (20) miles, or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

     (v) a reduction by the Company of more than 5% in Executive’s aggregate benefits under employee benefit plans, welfare benefit plans and fringe benefit plans in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans);

     (vi) the failure of the Company to provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company and its Affiliates as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

     (vii) any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the

Company in which Executive was permitted to engage prior to the Change in Control;

     (viii) any purported termination of Executive’s employment which is not effectuated pursuant to Section 14 (and which will not constitute a termination hereunder); or

     (ix) the failure of the Company to obtain the assumption and, if applicable, guarantee, agreement from any successor (and parent corporation) as contemplated in Section 12(b).

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment for Good Reason within ninety (90) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute a termination for Good Reason under this Agreement.

(k) “Qualifying Termination” means a termination of

Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death or Disability shall not be treated as a Qualifying Termination.

     (l) “Safe Harbor Amount” means the greatest pre-tax amount of “Payments” (as defined in Section 4) that could be paid to Executive without causing Executive to become liable for any “Excise Tax” (as defined in Section 4) in connection therewith.

(m)	“SEC” means the Securities and Exchange Commission.

(n)	“Stock” means the Common Stock of the Company.

(o)	“Termination Period” means the period of time beginning

with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control and (ii) (A) such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, or (B) such termination (or Good Reason event) otherwise occurs in connection with a potential Change in Control and such Change in Control does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as the date of a Change in Control. For purposes of determining the timing of payments and benefits to Executive under Section 3, the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section 1(g).

     2. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until and unless the Company shall have given one (1) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control except as provided in the second sentence of Section 1(o).

3.	Payments Upon Termination of Employment.

(a) Qualifying Termination - Severance. If during the

Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive, subject to the proviso to the first sentence of Section 10:

     (i) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to the sum of (A) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive’s annual bonus for the fiscal year in which Executive’s Date of Termination occurs in an amount equal to (1) Executive’s target annual bonus, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and (C) any accrued vacation pay, in each case to the extent not theretofore paid; plus

     (ii) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (i) one and one-half (1.5) times Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination plus (ii) one and one-half (1.5) times Executive’s Bonus Amount, paid within ten (10) days following the Date of Termination; provided that, if necessary to avoid tax penalties under Section 409A of the Code, the payment shall be delayed, without interest, until the first day which is at least six months following the Date of Termination.

     (b) Qualifying Termination - Benefits. If during the Termination Period the employment of Executive shall terminate pursuant to a

Qualifying Termination, the Company shall, subject to the proviso to the first sentence of Section 10, continue to provide, for a period of eighteen (18) months following Executive’s Date of Termination, Executive (and Executive’s dependents, if applicable)

with the same level of medical and dental benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive medical and/or dental benefits from such employer, the Company’s obligation to provide such medical and/or dental benefits described herein shall cease.

     (c) Execution of Release. Any payments or benefits that would otherwise be payable or provided to Executive under Sections 3(a)(i)(B), 3(a)(ii) and 3(b) shall not be payable or provided unless and until the Company has received from Executive a signed release of employment-related claims against the Company, its Subsidiaries and their respective employees, officers and directors, in a form prepared by the Company and reasonably acceptable to Executive. Executive shall execute and deliver such release to the Company within 30 days following the date of Executive’s termination of employment. Notwithstanding anything to the contrary in this Agreement, in the event that such payments hereunder would otherwise be considered “deferred compensation” subject to Section 409A, any such payments shall not commence until the 31st day following the Date of Termination.

     (d) Nonqualifying Termination. If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing, or to which Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company.

     4. 280G Cutback. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the Safe Harbor Amount in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order, (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

     5. Withholding Taxes. The Company may withhold from all payments due to Executive (or Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. In the case of the withholding of an Excise Tax, such withholding shall be consistent with any determination made under Section 4.

     6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof); provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court or an arbitration panel issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth that Executive has not substantially prevailed on at least one material issue in dispute.

     7. Employment by Affiliates. Employment by the Company for purposes of this Agreement shall include employment by any Affiliate.

8.	Restrictive Covenants.

(a) Non-Competition and Non-Solicitation. Executive

acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, the valuable confidential business information in Executive’s possession and the customer goodwill associated with the ongoing business practice of the Company, and accordingly agrees as follows:

     (i) For a period ending on the expiration of two years following the termination of Executive’s employment (the “Restricted Period”), Executive will not directly or indirectly, (A) engage in any business for Executive’s own account that competes with the business of the Company, (B) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Affiliates that are engaged in a business similar to the business of the Company (the “Company Affiliates”) and customers or suppliers of the Company or the Company Affiliates.

     (ii) Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

     (iii) During the Restricted Period, and for an additional one year after the end of the Restricted Period, Executive shall not, directly or indirectly, (A) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (B) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee’s employment with the Company or the Company Affiliates.

     (iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

     (b) Non-Disclosure of Confidential Information. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Subsidiaries or Affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any Subsidiary or Affiliate of the Company, provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates, except that Executive may retain personal notes, notebooks and diaries. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its Affiliates.

     (c) Non-disparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers or directors of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

(d) Mutual Dependence of Covenants and Condition

Subsequent. Executive covenants and agrees to be bound by the restrictive covenants and agreements contained in this Section 8 to the maximum extent permitted by Florida law, it being the intent and spirit of the parties that the restrictive covenants and agreements contained in this Agreement shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement, Executive’s compliance with the covenants contained in Section 8(a) is mutually dependent upon and a condition subsequent to the Company’s obligation to make the payments described in Section 3 of this Agreement and such payments shall immediately cease upon any breach of Section 8(a). Likewise, if Executive commences any action in court or in arbitration challenging the validity of, seeking to invalidate or otherwise seeking some sort of declaration that the covenants and agreements in Section 8(a) are void, voidable or invalid, the Company’s obligations to make the payments described in Section 3 of this Agreement shall immediately cease as of the time of the commencement of such action or proceeding. If the Company does not discover Executive’s breach of Section 8(a) or the commencement of any such action or arbitration proceedings until after one or more payments under Section 3 have been made to Executive, Executive shall be obligated to immediately return all such payments to the Company that were paid and received after the breach of Section 8(a).

     (e) Remedies Upon Breach. If Executive breaches the provisions of Sections 8 (a), (b) or (c), the Company shall have the right to have such restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of such restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of such restrictive covenants and to restrain Executive from any violation thereof. The rights and remedies set forth in this Section 8(e) shall be independent of all other others rights and remedies available to the Company for a breach of such restrictive covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

9. Survival. The respective obligations and benefits afforded to the

Company and Executive as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5, 6, 12(c) and 10 shall survive the termination of this Agreement.

     10. Full Settlement; Resolution of Disputes. The Company’s obligation to make any payments and provide any benefits pursuant to this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company; provided, however, that if any such other agreement or plan would provide Executive with a greater payment or more or longer benefits in respect of any particular item described hereunder (e.g., severance, welfare benefits), then Executive shall receive such particular item of payment and/or benefit pursuant to such other agreement or plan, in lieu of receiving that particular item pursuant to this Agreement. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable and benefits provided to Executive under any of the provisions of this Agreement and, except as provided in Section 3(b), such amounts shall not be reduced whether or not Executive obtains other employment. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Jacksonville, Florida by three arbitrators in accordance with the rules of the American Arbitration Association applicable to the resolution of employment disputes, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

     11. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive’s employment with the Company or its Subsidiaries shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment with the Company or its Subsidiaries during the Termination Period shall be subject to all of the provisions of this Agreement.

12.	Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any Change in

Control or other merger, consolidation, statutory share exchange, sale of substantially all the assets or similar form of corporate transaction involving the Company (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving corporation, and such surviving corporation shall be treated as the Company hereunder.

     (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any parent entity in such Business Combination to guarantee), by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Company hereunder.

     (c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

     13. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service, addressed as follows:

     If to Executive, to Executive’s principal residence as reflected in the records of the Company.

If to the Company:

Interline Brands, Inc. 701 San Marco Boulevard, Suite 1800 Jacksonville, Florida 32207 Attn.: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

     15. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     17. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.

18.	Section 409A.

(a) For purposes of this Agreement, “Section 409A” means

Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. In this regard, the provisions of this Section 18 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references in this Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service”

within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

     (b) Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments under this Agreement that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

     (c) In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 3(b) are “deferred compensation” and may not be exempt from U.S. federal income tax, Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months (and at the end of such six-month period, Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by Executive for such coverages), and any payments, benefits or reimbursements paid or provided to Executive under Section 3(b) of this Agreement shall be paid or provided as promptly as practicable, and in all events not later than the last day of the third taxable year following the taxable year in which the Executive’s separation from service occurs.

     (d) For the avoidance of doubt, it is intended that any expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made as promptly as practicable but in all events on or before the last day of Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

     (e) If the provisions of this Agreement would cause any amounts payable under Executive’s employment agreement with the Company to be treated as “deferred compensation” subject to Section 409A, any such payments that are conditioned on Executive’s delivery of a release of claims under the terms of the Employment Agreement shall not commence until the 31st day following Executive’s termination of employment thereunder.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC.

By: /s/ Michael J. Grebe Name: Michael J. Grebe Title: Chief Executive Officer

EXECUTIVE

     /s/ John M. McDonald John M. McDonald